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                                 EXHIBIT 10(j)
                          FLEET FINANCIAL GROUP, INC.
                    RETIREMENT PLAN FOR QUALIFIED DIRECTORS


    The following is a description of the Fleet Financial Group, Inc. (the "Corporation") Retirement Plan for Qualified Directors (the "Plan"):

    Under the Plan, a Qualified Director is entitled to receive an annual benefit of twenty thousand dollars ($20,000). Such benefit is payable for each year of service up to a maximum aggregate benefit of two hundred thousand dollars ($200,000). "Qualified Director" means any director of the Corporation who is not a former director of Norstar Bancorp, Inc.

    A director is eligible to receive benefits under the Plan after such director has served as a director of the Corporation for a minimum of five (5) years and has reached the age of sixty-five (65). Any director who retires before the age of sixty-five (65) and who has served as a director for a minimum of five (5) years will be entitled to receive his/her annual retainer until the date of their regularly scheduled retirement. After such retirement, the director will be entitled to receive payments under the Plan.